EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                H-NET.COM, INC.



     Pursuant to the provisions of the Colorado Business Corporations Act, the undersigned corporation has adopted the following Amended and Restated Articles of Incorporation:


                                    ARTICLE 1

                                      NAME
                                      ----

     The  name  of  the  corporation  is  H-NET.NET,  INC.

                                    ARTICLE 2

                                    PURPOSE
                                    -------

     The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Colorado Business Corporations Act and to have all of the general powers granted to corporation under such Act.

                                    ARTICLE 3

                                  CAPITAL STOCK
                                  -------------

     The total amount of capita stock which this Corporation has the authority to issue is as follows:

     100,000,000 shares of common stock, $.001 par value per share; and 5,000,000 shares of Preferred Stock, $.001 par value per share

     The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of such preferred stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

A. A number of shares constituting the series and distinctive designation of the series;

B. The dividend rate of the shares of the series, whether dividends shall be cumulative, and, if so, for which date or dates, and the relative rights of priority, if any, of payments of the dividends on the shares of the series;

C. Whether the series will have voting rights, and if so, the terms of the voting rights;

D. Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

E. Whether the shares will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

F. Whether the series shall have a sinking fund for the redemption or purchase of the shares of the series, and, if so, the terms and amount of the sinking fund;

G. The rights of the shares in the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and

H. Any other relative terms, rights, preferences and limitation, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Colorado as in effect at the time of the creation of such series.

                                    ARTICLE 4

                   INDEMNIFICATION OF DIRECTORS, OFFICERS AND
                   ------------------------------------------
                        OTHER AUTHORIZED REPRESENTATIVES
                        --------------------------------

A.   INDEMNIFICATION.  The  corporation  shall  indemnify  its  officers,
     ----------------
     Directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with the Corporations affairs, and shall advance such expenses to any such officer, Directors, employees and agents, to the fullest extent permitted by law.

B.   EFFECT  OF  MODIFICATION.  Any  repeal  or modification of any provision of
     -------------------------
     the Article 4 by the shareholders of the Corporation shall not adversely affect any right to protection of a Director, officer, employee or agent of the Corporation existing at the time of the such repeal or modification.

C.   LIABILITY  INSURANCE.  The  corporation  shall  have  the power to purchase
     ---------------------
     and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 4.

D.   NO  RIGHTS  OF  SUBROGATION. Indemnification hereunder and under the Bylaws
     ----------------------------
     shall be a personal right and the Corporation shall have no liability under this Article 4 to any insurer or any person, corporation, partnership, association, trust or other entity (other than heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder the Corporation's Bylaws.

                                    ARTICLE 5

                        PERSONAL LIABILITY OF DIRECTORS
                        -------------------------------

     The personal liability of Directors of the Corporation is eliminated to the fullest extent permitted by the provisions of the Colorado Business Corporations Act, as the same may be amended and supplemented.

                                    ARTICLE 6

                        RIGHT TO AMEND OR REPEAL ARTICLE
                        --------------------------------

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Article of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

                                    ARTICLE 7

                                  SEVERABILITY
                                  ------------

     In the event any provision (include any provision within a single article, section, paragraph or sentences) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

                                    ARTICLE 8

                                    DURATION
                                    --------

     The  duration  of  the  Corporation  is  perpetual.

                                    ARTICLE 9

                                CUMULATIVE VOTING
                                -----------------

     Cumulative  voting  is  not  desired  in  the  election  of  directors.




H-NET.COM, Inc.



/s/ Anton Stephens
------------------
Anton Stephens
President


     (Filed  with  Colorado  Secretary  of  State  7/26/02)